Exhibit 10.25

JOINT DEVELOPMENT ADDENDUM TO STRATEGIC
ALLIANCE AGREEMENT

          IntriCon Corporation, a Pennsylvania Corporation having a place of business at 1260 Red Fox Road, Arden Hills, Minnesota 55112 USA (“IntriCon”) and Dynamic Hearing Pty Ltd, a Corporation organized under the laws of Victoria, Australia and having a place of business at 2 Chapel Street, Richmond, Victoria 3121, Australia (“Dynamic Hearing”) hereby agree as follows:

RECITALS

A.	IntriCon manufactures and/or supplies products including digital signal processors (“DSPs”); and

B.	Dynamic Hearing has expertise in developing technology useful in DSPs and DSP devices;

C.	The Parties have entered into a Strategic Alliance Agreement having a Commencement Date of October 1, 2008 (“Strategic Alliance Agreement”);

D.

Under the Strategic Alliance Agreement, IntriCon has made payment through December 31, 2010 of the “Second Component” totaling US$600,000, of which, under section 4.4 of the Strategic Alliance Agreement, IntriCon is currently entitled to carry forward US$256,544 as a remaining credit to be offset against future quarters per unit royalties and fees for services;

E.

Having indicated that certain changes to the Strategic Alliance Agreement were needed, IntriCon made a good faith payment on October 1, 2010 of US$175,000, which is to be treated consistent with those payments in Year 2 under the Strategic Alliance Agreement;

F.

The Parties are considering further extending their business relationship, including IntriCon’s disclosure of certain IntriCon Proprietary Development Information, for the purpose of IntriCon’s purchase and directing of joint development of certain DSP improvement projects (“Joint Development DSP Improvement Project”), which IntriCon desires Dynamic Hearing to treat as confidential and use only for purposes of providing DSP improvements to IntriCon;

G.

In the event that Dynamic Hearing enters into any form of insolvency or administration as defined in section 11.4(a) of the Strategic Alliance Agreement and is no longer able to support IntriCon products, Dynamic Hearing agrees to make available to IntriCon the source code necessary for such support of existing products.

TERMS OF AGREEMENT

          For good, valuable and sufficient consideration, IntriCon and Dynamic Hearing agree as follows:

1. IntriCon Proprietary Development Information. As used in this Agreement, “IntriCon Proprietary Development Information” shall mean the existence of this Addendum Agreement and all technology, designs, analysis, know-how, software and firmware, product information, marketing and business plans data, employee information, product information, customer and vendor information, or other information containing or reflecting IntriCon’s current, future or potential products or services, together with any information or ideas derived therefrom. IntriCon’s Proprietary Development Information may exist in any form or medium and may be communicated in writing, orally, or otherwise. IntriCon Proprietary Development Information excludes information that Dynamic Hearing can establish: (a) was already in the possession of Dynamic Hearing prior to the time of disclosure to Dynamic Hearing and can be so proven with documentary evidence; (b) is independently derived by the Dynamic Hearing without use of the IntriCon Proprietary Development Information and outside of any Joint Development DSP Improvement Projects under this Addendum Agreement, and can be so proven with documentary evidence; (c) was obtained by Dynamic Hearing from a third person which is not subject to any legal, contractual, or fiduciary prohibition or obligation against disclosure; or (d) is or becomes generally available to the public through no fault of Dynamic Hearing or any of its agents, advisors, attorneys, affiliates, employees, officers, or directors.

2. Joint Development DSP Improvement Projects. From time to time the Parties agree that they will work on Joint Development DSP Improvement Projects. Joint Development DSP Improvement Projects must be defined as such in writing and signed off by both Parties. The Parties agree that IntriCon can disclose IntriCon Proprietary Development Information for the purpose of proposing to Dynamic Hearing or negotiating a Joint Development DSP Improvement Project. Joint Development DSP Improvement Projects may be any projects in which IntriCon proposes a payment from IntriCon to Dynamic Hearing for work performed by Dynamic Hearing (including those projects paid for as part of the “Second Component” set forth below in section 7) for the improvement of any IntriCon current, future or potential product(s) or service(s). In negotiating a Joint Development DSP Improvement Project, the Parties will attempt to negotiate and agree upon in writing:

a.	a set of one or more deliverables for the Joint Development DSP Improvement Project;
b.	a project schedule for delivering the deliverable(s); and
c.	a payment schedule for any and all further payments made by IntriCon to Dynamic Hearing for the Joint Development DSP Improvement Project beyond those set forth in section 7 below.

3. Patent Assignment, License. The Parties agree that any original or possibly original ideas, inventions, developments and improvements which pertain to IntriCon’s Proprietary Development Information or which are conceived or reduced to practice during negotiation or performance of any Joint Development DSP Improvement Project shall be owned by IntriCon. Dynamic Hearing agrees to promptly and fully disclose all such ideas, inventions, developments and improvements to IntriCon, assist IntriCon in obtaining any patents thereon, the reasonable legal fees and other related fees and expenses to be paid by IntriCon unless otherwise agreed, and to execute all declarations, assignments and other documents reasonably necessary to obtain such patents in the name of IntriCon. Dynamic Hearing agrees not to directly or indirectly aid, assist, or participate in any action contesting the validity or enforceability of the patent rights assigned under this Addendum Agreement, except as required by court order or subpoena. IntriCon agrees to grant Dynamic Hearing a non-exclusive worldwide paid-up limited license to all such patents assigned to IntriCon under this section, such license being non-transferrable and limited to making, using, selling, offering for sale or importing or sublicensing outside the field of use as defined in section 5 of this addendum. As to any pre-existing patent rights of Dynamic Hearing which Dynamic Hearing incorporates into any deliverable provided under any Joint Development DSP Improvement Project, Dynamic Hearing hereby grants to IntriCon a non-exclusive, non-transferable, world-wide paid-up license.

4. Copyright Assignment, License. The Parties agree that any original works of authorship created by Dynamic Hearing alone or with others and provided in any deliverable of a Joint Development DSP Improvement Project, and that any other intellectual property, trade secret and/or know how which resides in any deliverable of a Joint Development DSP Improvement Project, shall be owned by IntriCon. Dynamic Hearing agrees to assist IntriCon in obtaining any copyright registrations thereon, the reasonable legal fees and other related fees and expenses to be paid by IntriCon unless otherwise agreed, and to execute all declarations, assignments and other documents reasonably necessary to obtain such copyrights in the name of IntriCon. Dynamic Hearing agrees not to directly or indirectly aid, assist, or participate in any action contesting the validity or enforceability of the copyright rights assigned under this Addendum Agreement, except as required by court order or subpoena. IntriCon agrees to grant Dynamic Hearing a non-exclusive worldwide paid-up limited license to all such copyrights assigned to IntriCon under this section, such license being non-transferrable and limited to reproduction, distribution and creation of derivative works outside the field of use as defined in section 5 of this addendum.

5. Field of Use.

The field of use for this license is limited to body worn medical devices, body worn hearing devices, and miniature low power security devices, each defined as follows (collectively “licensed devices”), and further limited to methods of making and using licensed devices.

Body worn medical devices are ambulatory, low power miniature products that include one or more sensors to obtain biological data from the wearer.

Body worn hearing devices are products that include either or both a head worn microphone and a head worn speaker, as well as body worn communication devices that transmit audio information generated from the headworn microphone or reproduced by the headworn speaker, provided such body worn hearing devices are capable of hearing audio application functionality.

Hearing audio application functionality includes amplification of the sensed audio signal (hearing aids), situational listening devices and accessories for use in difficult or noisy environments, and industrial and professional (police, fire, aviation, military and security (both overt and covert)) voice communications equipment.

Miniature low power security devices are concealed devices to transmit audio or audio visual data generated by one or more miniature concealed microphones and/or miniature concealed cameras, used in covert security applications.

6. Confidentiality. IntriCon Proprietary Development Information is Confidential Information as set out in section 7 for the Strategic Alliance Agreement.

7. Third Party Notifications. Dynamic Hearing must notify IntriCon immediately upon becoming aware of: (a) any claim or allegation that any deliverable provided or to be provided in any Joint Development DSP Improvement Project would infringe the rights of any third party; and (b) any knowledge that a third party is infringing intellectual property rights of IntriCon, including patent or copyright rights transferred under this Addendum Agreement.

8. Modified Term/Hours Schedule. The Parties agree to modify the Minimum Payment Schedule as set out in section 4.3 of the Strategic Alliance Agreement to properly reflect the October 1, 2010 payment. The modified payment years will now coincide with calendar years as follows:

Minimum Payment Schedule (All amounts are in US Dollars)

PAYMENT YEAR	ACCESS FEE
Year 3 (1/1/11 – 12/31/11)	$300,000
Year 4 (1/1/12 – 12/31/12)	$300,000
Year 5 (1/1/13 – 12/31/13)	$300,000

The new minimum payment schedule does not maintain any of the exclusive rights as defined in the Strategic Alliance Agreement.

The parties agree to modify the first paragraph of section 4.8 and 11.1 of the Strategic Alliance Agreement as follows:

4.8 Dynamic Hearing shall provide engineering and other services to IntriCon either as part of a Joint Development DSP Improvement Project or separately. There will be no charge by Dynamic Hearing to IntriCon for the first 167 hours of engineering and services provided each month (regardless of whether provided as part of a Joint Development DSP Improvement Project or separately), however, any unused hours will not be carried forward as credit to subsequent months or be entitled to be offset against any future monthly amounts payable for engineering and services. IntriCon is entitled to utilize such engineering services for the HH, ALD or PADA markets. Dynamic Hearing will invoice IntriCon on a quarterly basis 30 days from the end of the quarter for engineering and services that exceed 167 hours in a single month at the rate of US$150 per hour. Payments for such services shall be due and payable within 30 days of the end of that royalty quarter.

11.1 Notwithstanding any provision to the contrary in this Agreement, this Agreement may not be terminated by either party prior to December 31, 2012 other than failure to pay the minimum payments as defined in section 4.3.

9. Strategic Alliance Unaffected, No Other License. The Parties agree that, to the extent not expressly governed hereby, the Strategic Alliance Agreement between the Parties shall remain in full force and effect, and that the rights and obligations of this Addendum Agreement shall survive termination of the Strategic Alliance Agreement under section 11.6(b) thereof. This Addendum Agreement shall be considered part of the “Agreement” governed by the Indemnity and Limitation of Liability provisions of section 10 of the Strategic Alliance Agreement. No other license under any patents, copyrights, trademarks, know-how, trade secrets or other intellectual property of either party is granted, and none is to be implied.

10. General Provisions.

10.1 Dynamic Hearing acknowledges that damages may be inadequate compensation for breach of this Addendum Agreement and, subject to the discretion of any court, IntriCon shall be entitled to seek equitable relief and may restrain, by an injunction or similar remedy, any breach or threatened breach of this Addendum Agreement. The pursuit or securing of any such equitable relief shall not prohibit or limit IntriCon’s right to seek or obtain any other remedy provided under this Addendum Agreement or by law.

10.2 IntriCon acknowledges that damages may be inadequate compensation for breach of this Addendum Agreement and, subject to the discretion of any court, Dynamic Hearing shall be entitled to seek equitable relief and may restrain, by an injunction or similar remedy, any breach or threatened breach of this Addendum Agreement. The pursuit or securing of any such equitable relief shall not prohibit or limit Dynamic Hearing’s right to seek or obtain any other remedy provided under this Addendum Agreement or by law.

10.3 The parties do not intend that any partnership or agency relationship be created by this Addendum Agreement.

10.4 IntriCon may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Dynamic Hearing. Likewise, Dynamic Hearing may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of IntriCon.

10.5 The parties may sign this Addendum Agreement in several counterparts, each of which will be deemed an original but all of which taken together will constitute one instrument. Signatures obtained via facsimile, photocopy, or electronic photocopy (i.e., “.pdf”) shall be deemed originals in all cases.

DYNAMIC HEARING PTY LTD	INTRICON CORPORATION

/s/ Anthony Shilton	/s/ Mark S. Gorder

Anthony Shilton	Mark S. Gorder

Title: Chief Executive Officer and Director	Title: Chief Executive Officer

Dated: January 31, 2011	Dated: January 31, 2011

/s/ Tom Harvey

Tom Harvey

Title: Chief Operations Officer

Dated: January 31, 2011